Exhibit 99.1

WILSHIRE BANCORP, INC.	NEWS RELEASE
CONTACT:
Alex Ko, EVP & CFO, (213) 427-6560
www.wilshirebank.com

Wilshire Bancorp Announces Resignation of Chief Marketing Officer

LOS ANGELES, CA – December 6, 2013 – Wilshire Bancorp, Inc. (NASDAQ: WIBC) (the “Company”), the parent company of Wilshire Bank, today announced that Jung Hak Son has resigned from the position of Executive Vice President and Chief Marketing Officer, effective December 4, 2013.  The New Business Marketing Group headed by Mr. Son will continue to operate as a banking team following his departure.

“Mr. Son has informed us of his desire to pursue opportunities outside of the banking industry,” said J.W. Yoo, President and Chief Executive Officer of Wilshire Bancorp.  “We are parting on good terms with Mr. Son and we wish him well in his future endeavors.”

ABOUT WILSHIRE BANCORP

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire Bank, which operates 38 branch offices in California, Texas, New Jersey and New York, and nine loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, New York, NY, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Undue reliance should not be placed on forward-looking statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and our other filings made from time to time with the Securities and Exchange Commission.  Specific factors that could cause future results to differ materially from historical performance and these forward-looking statements include, but are not limited to: (1) loan production and sales, (2) credit quality, (3) the ability to expand net interest margin, (4) the ability to continue to attract low-cost deposits, (5) success of expansion efforts, (6) competition in the marketplace, (7) political developments, war or other hostilities, (8) changes in the interest rate environment, (9) the ability of our borrowers to repay their loans, (10) the ability to maintain capital requirements and adequate sources of liquidity, (11) effects of or changes in accounting policies, (12) legislative or regulatory changes or actions, (13) the ability to attract and retain key personnel, (14) the ability to receive dividends from our subsidiaries, (15) the ability to secure confidential information through the use of computer systems and telecommunications networks, (16) weakening in the economy, specifically the real estate market, either nationally or in the states in which we do business, and (17) general economic conditions. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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